NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Vice President, Public Relations 949-926-5555 blanning@broadcom.com	Broadcom Financial Analyst Contact T. Peter Andrew Vice President, Investor Relations 949-926-5663 pandrew@broadcom.com

Broadcom Announces 3-for-2 Stock Split
and Increase in Its Share Repurchase Program

IRVINE, Calif. – January 26, 2006 – Broadcom Corporation (Nasdaq: BRCM) today announced that its Board of Directors has approved a 3-for-2 split of its common stock, which will be effected in the form of a 50 percent stock dividend. Broadcom also announced that its Board has authorized an increase in the company’s existing share repurchase program.

Stock Split
In the stock split, holders of Broadcom’s Class A common stock will receive one additional share of Class A common stock for every two shares held on the record date of February 6, 2006. A comparable stock dividend will be distributed to holders of Broadcom’s Class B common stock. The additional shares of Class A and Class B common stock will be distributed on or about February 21, 2006 by the company’s transfer agent, U.S. Stock Transfer Corporation. Cash will be paid in lieu of distributing fractional shares. U.S. Stock Transfer Corporation may be contacted at 1-818-502-1404 or at www.usstock.com.

Following the stock dividends, Broadcom expects to have outstanding approximately 446.8 million shares of Class A common stock and approximately 77.5 million shares of Class B common stock, calculated based upon the company’s shares outstanding as of December 31, 2005 and not taking into account any issuances or repurchases of common stock occurring after that date.

Broadcom’s Class A common stock is traded on the NASDAQ National Market®; the Class B common stock is not publicly traded. Shares of Broadcom’s Class B common stock are identical to Broadcom Class A common stock except for certain voting rights, may be converted into Class A common stock at any time at the holder’s option, and will be automatically converted into Class A common stock upon sale and most other transfers.

Share Repurchase Program
The original share repurchase program, adopted in February 2005, authorized the company to repurchase shares of its Class A common stock from time to time over a twelve-month period. Broadcom’s Board has adopted an amendment extending the program through January 26, 2007 and authorizing repurchases of Class A common stock having an aggregate value of up to $500 million from time to time during the period between today and January 26, 2007.

Under the program, the company has to date repurchased approximately 3.7 million shares of its Class A common stock at a weighted average price of $42.12 per share, for a total aggregate value of $156.0 million including transaction costs. The amendment authorizes the repurchase of up to $500 million in additional Class A common stock.

Repurchases will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements and other factors. The plan does not obligate Broadcom to acquire any particular amount of common stock and may be suspended at any time at Broadcom’s discretion.

About Broadcom
Broadcom Corporation is a global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.

Broadcom, one of the world’s largest fabless semiconductor companies with annual revenue of more than $2.5 billion, is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at 1-949-450-8700 or at www.broadcom.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date hereof. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.